UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2008

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2008, UTStarcom Personal Communications LLC (the “Borrower”), a wholly-owned subsidiary of UTStarcom, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Foothill, LLC, a Delaware limited liability company (the “Lender”), providing for a $75.0 million secured revolving credit facility that is subject to an accounts receivable and inventory borrowing base formula.  There are currently no revolving loans or letters of credit outstanding under the Credit Agreement.

Interest under the Credit Agreement is based, at the option of Borrower, on either (i) the base rate plus a margin equal to 2.00%, or (ii) a floating per annum rate based on LIBOR plus a margin equal to 4.00%.  The base rate is defined as the greatest of (a) 4.50% per annum, (b) a fluctuating rate per annum equal to the average rate of the overnight federal funds, plus a margin equal to 0.50%, and (c) Lender’s fluctuating prime rate as announced from time to time.  The LIBOR rate is defined as the greater of (a) 3.00% per annum and (b) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market.  A default interest rate shall apply on all obligations during an event of default under the Credit Agreement at a rate per annum equal to 2.00% above the applicable interest rate.  The Borrower is also obligated to pay other customary closing fees, servicing fees and utilization fees for a credit facility of this size and type.  The revolving loans are subject to mandatory prepayment under certain circumstances, including in connection with Borrower’s receipt of proceeds from certain sales of assets and casualty events.  Revolving loans may be borrowed, repaid and reborrowed until September 19, 2008 and voluntarily prepaid at any time without premium or penalty.

Pursuant to that certain Security Agreement dated as of March 21, 2008 between the Borrower and Lender (the “Security Agreement”), the obligations under the Credit Agreement are secured by substantially all of the assets of Borrower.

The Credit Agreement contains customary covenants for a loan facility of this size and type that include, among others, covenants that limit Borrower’s ability to incur indebtedness, create liens, merge or consolidate, dispose of assets, make dividends or distributions, make investments, enter into transactions with affiliates, amend or modify terms of certain debt, make intercompany payables and a financial covenant that requires Borrower to maintain certain minimum EBITDA.

The Credit Agreement contains customary events of default for a loan facility of this size and type that include, among others, non-payment defaults, covenant defaults, cross-defaults to certain other material indebtedness, inaccuracy of representations and warranties, bankruptcy and insolvency defaults, material judgments defaults and change of control defaults.  The occurrence of an event of default could result in an acceleration of the obligations under the Credit Agreement.

Copies of the Credit Agreement and the Security Agreement are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report and are incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry by the Borrower into the Credit Agreement, on March 20, 2008, the Borrower terminated the commitments under the Amended and Restated Receivables Purchase Agreement (the “Citibank Credit Facility”), dated as of March 30, 2007, by and between the Borrower and Citibank, N.A.  A description of the material terms of the Citibank Credit Facility can be found under Item 1.01 in the Form 8-K filed by the Company on April 5, 2007 and such description is incorporated herein by reference.  There were no premiums or penalties incurred by the Borrower in connection with the termination of the Citibank Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)                                          Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of March 21, 2008, by and among, Borrower, each of the lenders party thereto from time to time and Wells Fargo Foothill, LLC, as Arranger and Administrative Agent
10.2	Security Agreement, dated as of March 21, 2008, by and among, the Grantors party thereto from time to time and Wells Fargo Foothill, LLC, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: March 25, 2008	By:	/s/ Francis P. Barton
	Name:	Francis P. Barton
	Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement, dated as of March 21, 2008, by and among, Borrower, each of the lenders party thereto from time to time and Wells Fargo Foothill, LLC, as Arranger and Administrative Agent
10.2	Security Agreement, dated as of March 21, 2008, by and among, the Grantors party thereto from time to time and Wells Fargo Foothill, LLC, as Administrative Agent